Exhibit (c)(6)

The Conflicts Committee of the Board of Directors of Teekay Offshore GP L.L.C. Discussion Materials September 26, 2019 CONFIDENTIAL TREATMENT REQUEST GRANTED PRELIMINARY DRAFT SUBPJrEelCimTinTaOry MDAraTftE-RCIoAnLfidCeHnAtiaNl GES

Preliminary Draft - Confidential These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Conflicts Committee (the “Committee”) of the Board of Directors of Teekay Offshore GP L.L.C., the general partner of Teekay Offshore Partners L.P. (the “Partnership”), to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Partnership and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Partnership and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Partnership. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Committee. These materials were compiled on a confidential basis for use by the Committee in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Preliminary Draft - Confidential Table of Contents Section Introduction I Updates to Management Forecast II Management and Informational Forecast Comparison III

Preliminary Draft - Confidential I. Introduction

Preliminary Draft - Confidential Introduction Management Forecast and Informational Forecast Overview  Evercore Group L.L.C. (“Evercore”) has prepared the following materials regarding the management projections (“Management Forecast”) and the projections provided for informational purposes (“Informational Forecast”) by TK Offshore Partners L.P. (“TOO” or the “Partnership”)  The TOO Board and the Conflicts Committee have noted that TOO management created the Informational Forecast for educational purposes and the underlying assumptions herein are not Board approved assumptions  The Informational Forecast was received by Evercore on September 19, 2019   The following materials review the updated Management Forecast and Informational Forecast, including the following:   An overview of selected key updates relating to the Management Forecast from June as provided by TOO management;   An overview of the assumption differences, and subsequent Proportional EBITDA differences, between the Management and Informational Forecasts on a segment basis; and   A consolidated Proportional EBITDA and liquidity comparison between the Management and Informational Forecasts through the projection period (2019E to 2023E) Source: Partnership management 1

Preliminary Draft - Confidential II. Updates to Management Forecast

Preliminary Draft - Confidential Updates to Management Forecast Selected Key Updates Overview   Ordered 4th East Coast Canada shuttle tanker  Previously included in Sensitivity Cases 2, 3 and 4   Recycling of HiLoad in Q1 2020E versus Q3 2019E *  Assumed recycled in Q1 2020E at $ cost   Refinancing terms of Salamander FSO, Arendal Spirit and Libra HoldCo debt have been amended   Net payment by TOO of approximately $26 million from arbitration ruling associated with an FPSO Source: Partnership management 2 CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN GRANTED WITH RESPECT TO THIS OMITTED INFORMATION.

Preliminary Draft - Confidential

Updates to Management Forecast

GAAP Financial Projections

($ in millions)

	Provided by Partnership Management (GAAP)				
	For the Years Ending December 31,				
	2019E	2020E	2021E	2022E	2023E
Net Voyage Revenue	**$1,140.9**	**$1,084.6**	**$1,003.8**	**$998.0**	**$910.7**
Expenses					
Operating Expenses	($444.4)	($436.8)	($397.8)	($391.6)	($376.2)
Charter Hire Expense	(51.0)	(32.2)	(6.9)	(50.9)	(58.1)
General & Administrative	(71.9)	(67.2)	(56.5)	(52.2)	(52.1)
Total Expenses	**($567.3)**	**($536.3)**	**($461.2)**	**($494.7)**	**($486.4)**
EBITDA	**$573.7**	**$548.3**	**$542.7**	**$503.3**	**$424.3**
Less: Depreciation Expense	(324.2)	(319.3)	(327.0)	(332.6)	(325.9)
Less: Drydock Amortization	(29.4)	(28.0)	(28.3)	(32.3)	(35.6)
EBIT	**$220.1**	**$201.1**	**$187.3**	**$138.3**	**$62.8**
Less: Interest Expense	(220.8)	(218.6)	(216.0)	(207.9)	(198.7)
EBT	**($0.7)**	**($17.6)**	**($28.7)**	**($69.6)**	**($135.9)**
Plus: Equity Income from JVs	36.5	49.8	53.7	52.9	53.2
Plus: Other	(0.6)	(0.1)	--	--	--
Less: Tax Expense	(6.0)	(5.9)	(4.9)	(1.9)	(1.7)
Net Income / (Loss)	**$29.1**	**$26.3**	**$20.0**	**($18.7)**	**($84.4)**
Proportional EBITDA	**$660.0**	**$635.5**	**$631.9**	**$589.7**	**$509.4**
Cash Flow Detail					
Cash Flow from Operations	**$290.6**	**$339.0**	**$359.8**	**$327.6**	**$245.8**
Prepayment of Long-Term Debt	($454.9)	$--	$--	$--	$--
Scheduled Repayment of Long-Term Debt	(630.0)	(632.5)	(564.1)	(789.1)	(1,120.0)
Proceeds from Issuance of Long-Term Debt	1,091.8	669.9	340.8	435.2	858.0
Distributions to Noncontrolling Interest	(2.8)	2.6	9.4	(7.1)	(7.0)
Cash Distributions Paid to Preferred Shares	(31.8)	(31.8)	(31.8)	(31.8)	(31.8)
Cash Flow from Financing	**($27.7)**	**$8.2**	**($245.6)**	**($392.8)**	**($300.7)**
Vessel & Equipment Capital Expenditures	($347.3)	($416.8)	($101.3)	($73.1)	$--
Proceeds from Vessel Dispositions & Equipment Sales	46.0	20.5	12.0	13.0	16.0
Cash Flow from Investing	**($301.3)**	**($396.3)**	**($89.3)**	**($60.1)**	**$16.0**
Change in Cash	***($38.5)***	***($49.1)***	***$24.9***	***($125.3)***	***($38.9)***
Ending Cash Balance	***186.5***	***137.4***	***162.3***	***37.0***	***(1.9)***
Ending Debt Balance	***3,112.6***	***3,150.0***	***2,926.7***	***2,572.8***	***2,310.8***
Net Debt / EBITDA	***5.1x***	***5.5x***	***5.1x***	***5.0x***	***5.5x***
Total Liquidity	***$190.9***	***$141.8***	***$166.7***	***$41.4***	***$2.4***
Minimum Liquidity Covenants Requirement	***155.6***	***157.5***	***146.3***	***128.6***	***115.5***
Liquidity Surplus / (Deficit)	***$35.3***	***($15.7)***	***$20.3***	***($87.3)***	***($113.1)***

Source: Partnership management

EVERCORE 3

Preliminary Draft - Confidential Updates to Management Forecast Proportional EBITDA by Segment ($ in millions) $750.0 $7.7 $650.0 $550.0 $450.0 $350.0 $250.0 $150.0 $50.0 $6.2 ($50.0) FPSOs (Including 50% JVs) FSOs Shuttle Tankers Towage Other Source: Partnership management 4 $660.0 $635.5 $631.9 $589.7 $509.4 $237.4 ($5.3) $19.1 ($4.3) $47.7 $243.7 $54.5 $9.0 $274.7 $276.3 $53.3 $10.7 $250.4 $93.1 $82.4 $327.2 $47.1 $294.5 $43.6 $256.2 $206.3 $39.2 $155.6 Management Forecast Management Forecast Management Forecast Management Forecast Management Forecast 2021E 2022E 2023E 2020E 2019E

Preliminary Draft - Confidential III. Management and Informational Forecast Comparison

Preliminary Draft - Confidential

Management and Informational Forecast Comparison

Forecast General Assumption Comparison

Management Forecast

TOO	2019E	2020E	2021E	2022E	2023E	2024E
Brent Forward Curve, $ / bbl (May 8, 2019)	$66	$65	$62	$61	$60	NA
NOK/USD (Average) (May 7, 2019)	8.34	8.29	8.53	8.49	8.46	NA
LIBOR (May 16, 2019)	2.50%	2.06%	1.96%	2.04%	2.14%	NA
Quarterly Distributions	No distributions to Common Unitholders throughout the forecast period. Continued distribution to preferred equity					
Legal Claims/Settlement	Assumed in 2019/2020: $19mm settlement + $4mm legal costs (capitalized), FPSO I no settlement + $12.8mm legal costs (capitalized), FPSO III $25.8mm net payment. Assumes $10.0mm for additional potential arbitration payment provision					

Informational Forecast Changes

TOO	2019E	2020E	2021E	2022E	2023E	2024E
Brent Forward Curve, $ / bbl (Aug 16, 2019)	$66	$56	$55	$56	$57	$58
NOK/USD (Average) (Aug 16, 2019)	8.80	8.52	9.00	9.00	8.99	8.98
LIBOR (Aug 16, 2019)	2.31%	1.46%	1.30%	1.34%	1.37%	1.41%
Interest Rate Swaps	Significant portion of the interest rate swaps portfolio have mandatory or optional break clauses in Q1 2021. Mark-to-market as of mid-August of approximately $194mm, estimated to reduce to $168mm through cash flows under the swaps by Q1 2021. Assume a prepayment of 30% in order to extend break dates for 4 years					
Quarterly Distributions	No material change					
Legal Claims/Settlement	No material change					

Source: Partnership management

EVERCORE

5

Preliminary Draft - Confidential Management and Informational Forecast Comparison Assumptions Summary Comparison: FPSOs   FPSO proportional EBITDA increases by $243 million in aggregate between 2019E-2023E in the Informational Forecast vs. the Management Forecast primarily driven by the acquisition of the remaining 50% interest in FPSO VI and VII in 2020E improving EBITDA by approximately $90 million annually   Positive impact mitigated by early redelivery of FPSO III and reduced contract extension of FPSO V Additional cash flow impacts from shift of yard stay costs from customer to TOO, additional proceeds from vessels sold rather than kept in layup throughout projection period and the termination fee from the early delivery of FPSO III Outside the projection period (2024E), the Partnership is assumed to acquire a 25% interest in one FPSO newbuild earning an annual EBITDA of $51 million Assumption comparison between individual FPSOs outlined below:       Management Forecast Informational Forecast on Forecast * Contracted through May 2022E with termination fee of $  * Assumed to be sold for $  * Assumed termination fee of $   Lay-up/yard stay ($ cost to TOO) until Q4 2023E   year extension * exercised through the duration of the forecast period 2020E Assumes TOO acquisition of remaining 50% interest in   Source: Partnership management 6 FPSO EBITDA Impact FPSO I   Contracted through May 2022E with termination fee of $ Assumed to be in continued lay-up throughout the forecast period *  Assumed to be sold for $* FPSO II   Assumed to be in continued lay-up throughout the forecast period   Assumed to be in lay-up only through 2020E FPSO III   Assumed to be on hire throughout the forecast period   Assumed to be on hire only through March 2023E FPSO IV   Contracted through Q2 2020E  Lay-up/yard stay (fully paid for by the customer) for the duration of the forecast period   Contracted through Q4 2020E* FPSO V   Assumed to be operational on the field until April 2020E with a one year extension*  Assumed extension rate   Lay-up/yard stay (fully paid for by the customer) for the duration of the forecast period   Assumed to be operational on the field until April 2020E with a one  Assumed extension rate covers only operating expenses   Lay-up/yard stay ($cost to TOO) until Q4 2023E FPSO VI   Contracted through February 2022E with extension option exercised through the duration of the forecast period   Contracted through February 2022E with extension option  Assumes TOO acquisition of remaining 50% interest in FPSO VII   Contracted through duration of the forecast period   Contracted through duration of the forecast period 2020E CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN GRANTED WITH RESPECT TO THIS OMITTED INFORMATION.

Preliminary Draft - Confidential Management and Informational Forecast Comparison FPSO Proportional EBITDA ($ in millions) $400.0 $300.0 $200.0 $100.0 $--Management Forecast Informational Forecast Management Forecast Informational Forecast Management Forecast Informational Forecast Management Forecast Informational Forecast Management Forecast Informational Forecast Source: Partnership management 7 $326.0 $314.0 $309.0 $208.0 $327.2 $326.0 $294.5 $256.2 $206.3 $155.6 2021E 2022E 2023E 2020E 2019E

Preliminary Draft - Confidential Management and Informational Forecast Comparison Assumptions Summary Comparison: Shuttle Tankers   Shuttle Tanker proportional EBITDA decreases by $22 million in aggregate between 2019E and 2023E in the Informational Forecast vs. the Management Forecast   The following assumption differences between the forecasts contribute to the change in projected Shuttle Tankers EBITDA:   Navion Oceania utilization reduced to 20% (from 40% in Management Forecast) in CoA fleet until recycling in Q1 2022E, negatively impacting EBITDA in 2020E and 2021E   Petronordic / Petroatlantic traded in the CoA pool starting earlier in Q4 2019E (from Q1 2022 in Management Forecast) until recycling in Q1 2023E and Q3 2022E, respectively, negatively impacting EBITDA in 2020E and 2021E Source: Partnership management 8

Preliminary Draft - Confidential Management and Informational Forecast Comparison Shuttle Tanker Proportional EBITDA ($ in millions) $300.0 $250.0 $237.4 $200.0 $150.0 $100.0 $50.0 $--Management Forecast Source: Partnership management Informational Management Informational Management Informational Management Informational Management Informational Forecast Forecast Forecast Forecast Forecast Forecast Forecast Forecast Forecast 9 $243.7 $274.7 $276.3 $272.0 $266.0 $245.0 $255.0 $250.4 $223.0 2021E 2022E 2023E 2020E 2019E

Preliminary Draft - Confidential Management and Informational Forecast Comparison FSO Proportional EBITDA ($ in millions)   FSO proportional EBITDA decreases by $12 million in aggregate between 2019E and 2023E in the Informational Forecast vs. the Management Forecast No material incremental changes from the Management Forecast   $100.0 $90.0 $80.0 $75.0 $50.0 $41.0 $25.0 $--Management Informational Management Informational Management Informational Management Informational Management Informational Forecast Forecast Forecast Forecast Forecast Forecast Forecast Forecast Forecast Forecast Source: Partnership management 10 $82.4 $47.1 $48.0 $43.6 $39.2 $93.1 $35.0 2021E 2022E 2023E 2020E 2019E

Preliminary Draft - Confidential Management and Informational Forecast Comparison Towage & Other Proportional EBITDA ($ in millions)   Towage & Other proportional EBITDA decreases by $54 million in aggregate between 2019E and 2023E in the Informational Forecast vs. the Management Forecast The following assumption differences between the forecasts contribute to the change in Towage & Other EBITDA:         Towage utilization reduced to 61% in 2019 and 69% in 2020 (from 63% and 75%, respectively, in Management Forecast) Towage rates assumed to be ~4% lower on average in 2019 and ~2% lower in 2020 (compared with Management Forecast) ALP Ace assumed to have a longer lay-up period until Q2 2021 (from H1 2020 in Management Forecast) $75.0 $60.0 $45.0 $30.0 $15.0 $1.0 $--($15.0) Management Informational Management Informational Management Forecast Towage Informational Management Informational Management Informational Forecast Forecast Forecast Forecast Forecast Forecast Other Forecast Forecast Forecast FPSOs (Including 50% JVs) Source: Partnership management FSOs Shuttle Tankers 11 $14.8 $53.8 $63.5 $64.0 $2.3 $54.5 $50.0 $53.3 $47.0 $47.7 $44.0 $50.0 $47.0 $43.0 $19.1 $5.0 $15.0 $10.7 $9.0 $7.7 $7.0 $6.2 ($5.3) ($8.0) ($4.3) ($10.0) ($1.0) 2021E 2022E 2023E 2020E 2019E

Preliminary Draft - Confidential Management and Informational Forecast Comparison Proportional EBITDA by Segment Comparison ($ in millions) $750.0 $7.0 $7.7 $631.9 $15.0 0) formationalManagement Informational Forecast Management Forecast Informational Forecast Management Forecast Informational Forecast Management Forecast Informational Forecast ($50.0) Forecast Forecast Forecast FPSOs (Including 50% JVs) FSOs Shuttle Tankers Towage Other Source: Partnership management 12 2019E 2020E 2021E 2022E 2023E FPSOs/FSOs 63.7% 63.0% Shuttle Tankers 36.0% 37.1% Towage/Other 0.4% (0.2%) 59.3%64.0% 38.4%35.2% 2.3%0.8% 48.0%54.8% 43.5%38.6% 8.5%6.7% 42.4%52.1% 46.9%40.5% 10.8%7.4% 38.3%43.7% 49.2%47.8% 12.6%8.5% $635.5$634.0 $661.0 $672.0 $556.0 $650.0 $550.0 $450.0 $350.0 $250.0 $150.0 $50.0 $660.0$660.0 $589.7 $50.0 $237.4 ($5.3) $245.0 ($8.0) $43.0 $1.0 $19.1 ($4.3) ($10. $223.0 $47.7 $6.2 $272.0 $255.0 $243.7 $274.7 $54.5 $9.0 $509.4 $47.0 $276.3 $53.3 $10.7 $266.0 $250.4 $93.1 $90.0 $80.0 $82.4 $48.0 $41.0 $327.2 $326.0 $326.0 $47.1 $314.0 $309.0 $294.5 $43.6 $256.2 $35.0 $206.3 $39.2 $208.0 $155.6 ManagementIn

Preliminary Draft - Confidential Management and Informational Forecast Comparison Total Liquidity Comparison ($ in millions) 2019 Informational Forecast Changes         $125 million ShuttleCo unsecured Green Bond issuance assumed in Q4 2019E Assumes planned refinancing of the 3 existing ECC vessels and 1 newbuild in 2020E $125 million additional debt in Q3 2020E to fund acquisitions of joint ventures GP Loan is assumed to be converted to equity $350 $300 $250 $200 $200 $150 $100 $50 $2 $ - 2019E 2020E 2021E 2022E 2023E Management Forecast Informational Forecast Source: Partnership management 13